Exhibit 99.1
Hiland Partners, LP and Hiland Holdings GP, LP Announce Adjournment of Special Meetings of Unitholders and Extension of Merger Agreements
     ENID, OKLAHOMA, October 27, 2009—Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) announced today that each company will adjourn its special meeting of unitholders scheduled for this morning. The meetings are being adjourned to allow the boards of directors and conflicts committees additional time to consider the previously announced proposals made by Harold Hamm, on behalf of certain of his affiliates, to increase the merger consideration payable to each company’s common unitholders.
     The Hiland Partners special meeting will be adjourned and the vote postponed until November 3, 2009 at 3:30 p.m., central time, and the Hiland Holdings special meeting will be adjourned and the vote postponed until November 3, 2009 at 4:30 p.m., central time. Each special meeting will be held at 302 N. Independence, Ball Room, Second Floor, Enid, Oklahoma 73701.
     On October 26, 2009, in letters to the conflicts committees of the Hiland companies, Mr. Hamm proposed amending the merger agreements between certain of his affiliates and each Hiland company to increase the consideration payable to Hiland Partners common unitholders from $7.75 to $10.00 per common unit and to increase the consideration payable to Hiland Holdings common unitholders from $2.40 to $3.20 per common unit, respectively.
     In connection with Mr. Hamm’s proposal and the adjournment of the Hiland Partners special meeting, Hiland Partners and Mr. Hamm have agreed to amend the merger agreement between Hiland Partners and affiliates of Mr. Hamm to extend its end date to November 6, 2009. Similarly, Hiland Holdings and Mr. Hamm have agreed to amend the merger agreement between Hiland Holdings and affiliates of Mr. Hamm to extend its end date to November 6, 2009. In his letter to each conflicts committee, Mr. Hamm indicated that, if his proposals are accepted, he expects that the end date under each merger agreement would be further extended as necessary to consummate the transactions.
     The record date for determining unitholders eligible to vote at the special meetings will remain September 9, 2009. Valid proxies submitted by unitholders of Hiland Partners or Hiland Holdings prior to the adjourned October 27, 2009 special meetings will continue to be valid for purposes of the reconvened special meetings scheduled for November 3, 2009.
     Common unitholders of Hiland Partners or Hiland Holdings as of September 9, 2009 who have not voted but wish to do so or who would like to change their vote should contact D.F. King at 1-800-967-4612.
About the Hiland Companies
     Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland

Partners, LP also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners, LP’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,147 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners, LP’s compression assets consist of two air compression facilities and a water injection plant.
     Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
Forward-Looking Statements
     This press release includes certain statements concerning expectations for the future that are forward-looking statements, including statements about potential amendments to each of the merger agreements and statements about the intentions Mr. Hamm expressed in his proposal letters. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the definitive joint proxy statement filed by Hiland Partners and Hiland Holdings, in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Any such forward looking statements are made as of the date of this press release and neither Hiland Partners nor Hiland Holdings undertakes any obligation to update or revise any such forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Partners, LP (580) 242-6040